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                                                  Exhibit 10.20.4

                            AGREEMENT

                             BETWEEN

                  O'BRIEN ENERGY SYSTEMS, INC.

                               AND

              E. I. DU PONT DE NEMOURS AND COMPANY

           AMENDMENT NO. 3 TO STEAM PURCHASE CONTRACT


          O'Brien Energy Systems, Inc. ("O'Brien") and E. I. du Pont de Nemours and Company ("DuPont") entered into a Steam Purchase Contract dated December 8, 1986, as amended by Amendment No. 1 to Steam Purchase Contract dated January 12, 1988, and by a letter agreement dated July 25, 1988 (Amendment
2), pursuant to which O'Brien has agreed to supply steam to DuPont's Parlin, New Jersey plant, from a cogeneration facility which O'Brien will build on land leased from Du Pont. Du Pont and O'Brien now desire to amend further that Contract.
Therefore, in consideration of the mutual covenants contained herein, the sufficiency of which is acknowledged by both parties, DuPont and O'Brien hereby agree that the Steam Purchase Contract of December 8, 1986, as previously amended, is further amended as follows:

          1. The sentence in Article 4(A) beginning "O'Brien represents that." is modified to read as follows:

               O'Brien represents that the Initial Delivery Date shall be on or before August 31, 1990, provided that the Initial Delivery Date shall be extended by the occurrence and continuation of an event of Force Majeure as defined in Article 7 below.

          2. The sentence in Article 4(A) beginning "In lieu of accepting these." is modified to read as follows:

               In lieu of accepting these liquidated damages, or in the event that O'Brien should fail to pay them, DuPont shall have the right topursue all available remedies at law or in equity, provided, however, that in the event construction of the Facility has begun prior to August 31, 1989 and O'Brien can demonstrate a program of continuous construction that is at least 75 percent complete by August 31, 1990, unless excused by Force Majeure, DuPont agrees not to exercise any remedy which could result in termination of this Agreement prior to February 1, 1992.

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          3.   Four new Sections are added to Article 9.  The
current paragraph in Article 9 beginning "DuPont will supply 1,000 gallons." shall be designated Section A and three new Sections to be added shall be designated Sections B, C, D and E. They shall read as follows:

               B.   Du Pont agrees, subject to DuPont's
          determination that it has available adequate capacity to do so, to permit O'Brien to interconnect the Facilitie's waste water disposal system with DuPont's existing sanitary sewer system. The discharges from the Facility are estimated to be an average flow of 120 gallons per minute. O'Brien agrees to construct the necessary interconnection and shall install monitoring as required by the Middlesex County Utilities Authority. O'Brien further agrees to indemnify DuPot in accordance with Article 16 of this Agreement should such indemnity be required in connection with waste generated by O'Brien into the sanitary sewer system.
          If O'Brien connects to DuPont's sanitary sewer system, it agrees to pay its proportionate share of any maintenance costs or costs related to blockage repair on that portion of the sewer sanitary system being utilized by O'Brien, such costs to be computed by determining the pro-rata usage by DuPont and O'Brien for that shared portion.

               C. Du Pont agrees to permit O'Brien to provide a storm water detention basin and connect into the existing plant storm sewer piping system, so that rain water maybe discharged from the site.

               D. Du Pont agrees to provide temporary parking and access to the O'Brien site during construction and operation of the Facility until such time as a proposed traffic light at the intersection of Washington Road, Lakeview Drive, and the O'Brien entrance is operational.

               E.   DuPont agrees, subject to Du Pont's
          determination that it has available adequate capacity to do so, to permit O'Brien, at O'Brien's option, to provide a new supply line from the fire pump house to the Facility and to connect the Facility with DuPont's fire protection water supply system for the purpose of designing and developing a fire protection system for the Facility. If O'Brien exercises this option, O'Brien will be responsible

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          at it expense for maintaining, repairing and, if
          necessary, upgrading that portion of the fire protection water supply system beginning at the existing DuPont fire pump station (including the fire lake reservoir) and ending at the Facility. DuPont shall have the right to do this work itself, but at O'Brien's expense. DuPont agrees not to repair or alter its fire protection water supply system in a manner which would deprive O'Brien of a sufficient water supply for its fire protection system without the consent of O'Brien. O'Brien further agrees to indemnify DuPont in accordance with Article 16 of this Agreement should such indemnity be required in connection with a failure of DuPont's fire protection water supply system to put out a fire at the Facility. If O'Brien connects the Facility to DuPont's fire protection water supply system, it agrees to pay its proportionate share of any repair costs due to a failure of the fire protection water supply system on that portion of the fire protection water supply system being utilized by O'Brien, such costs to be computed on a pro-rata basis with reference to the percentage of square footage comprising buildings at O'Brien's Facility as compared to square footage comprising buildings owned or occupied by duPont at the Parlin site. O'Brien further agrees to design the Facility fire protection system via a fire "loop" which will tie into the DuPont fire protection water supply system at both connection points at the outer boundaries of the leased premises and which will eliminate the existing DuPont fire protection water supply system piping on the leased premises.

          4. The sentence in Article 12(D) beginning "If DuPont elects to close down." is modified to read as follows:

               If DuPont elects to close down or abandon the Parlin operations or site, its obligations under this Agreement shall terminate except for (1) the lease of the Facility site and the adjoining land described in the Ground Lease to O'Brien, (2) the provision of continued access to the Facility Site and adjoining plot, (3) provision of the water supply pursuant to this agreement assuming that DuPont is still operating its water treatment plant, (4) the allocation of responsibility for environmental contamination set forth in Article 8(D) of this Agreement, and (5) the provisions

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          regarding the rebuilding of the Facility set forth in
          Article 17(B) of this Agreement.

          5. A new Section is added to Article 17. The current paragraph in Article 17 beginning "At all times during." shall be designated Section A and the new Section shall be designated
Section B.  Section B to Article 17 shall read as follows:

               B. Notwithstanding anything contained in this Agreement or in Section 17 of the Ground Lease between O'Brien and DuPont, dated January 2, 1987, in the event that any part of the Facility shall be destroyed or damaged in whole or in part by fire or other cause covered within the extended coverage of the fire insurance policies carried by O'Brien, O'Brien may, but shall not be required to repair, replace or rebuild any such portion of the Facility except as is hereinafter provided. If the back-up boiler and all necessary auxiliaries or both heat recovery boilers or any such greater part of the Facility including, either or both of the back-up boiler and all necessary auxiliaries and both heat recovery boilers, shall be destroyed or damaged in whole or in part by fire or other causes within the extended coverage of the fire insurance policies carried by O'Brien, in such event, if DuPont continues to require steam in accordance with the terms of this Agreement, O'Brien agrees to dedicate such portion of the insurance proceeds paid under applicable policies as may be necessary to repair or replace or rebuild the back-up boiler, one of the heat recovery boilers and the electrical interconnection facilities necessary to supply electricity to DuPont.

               In addition, in the event that the Facility is not replaced following destruction thereof by fire or other cause covered within the extended coverage of the fire insurance policy carried by O'Brien, insurance proceeds sufficient to pay for the cost of demolition, removal of equipment from site (excluding foundation) and restoration to a safe condition will be dedicated by O'Brien for such purposes.

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As amended by this Amendment 3, the Steam Purchase Contract as earlier amended, remains in full force and effect.

               O'BRIEN ENERGY SYSTEMS, INC.

               BY: /s/ Sanders Newman

               Title: Senior V.P. Secretary & General Counsel

               Date: 12/14/88


               E. I. DU PONT DE NEMOURS AND COMPANY

               BY: /s/ George R. Carson

               Title: Sr. Purchasing Agent

               Date: 12/12/88

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